DocuSign Envelope ID: 31518052-D1CF-48D0-8976-3F904D387861

THE SECURITIES OFFERED HEREBY AND THE SECURITIES TO WHICH THEY CONVERT HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "SECURITIES ACT").

PROMISSORY NOTE

Principal Sum: $300,000.00
Actual Amount of Purchase Price $250,000.00
Effective Date: April 16, 2024

FOR VALUE RECEIVED, Blue Star Foods Corp., a Nevada corporation, its successors and assigns (the "Company) promises to pay to the order of Hart Associates, LLC, a Delaware limited liability company, its successors and assigns ("Holder"), in immediately available funds, the aggregate principal amount set forth above (the "Purchase Price"), plus all accrued interest thereon, in accordance with the terms of this Promissory Note ("Note").

1. <u>Interest</u>. The outstanding Purchase Price of this Note shall bear interest at an upfront one-time rate of $50,000 interest ("Interest"), payable upon the Maturity Date.

2. <u>Maturity</u>. This Note shall mature May 15, 2024 ("Maturity Date"), at which time the Principal Sum shall become due and payable in full. A minimum payment of $50,000.00 by its due the due date by an additional 30 days. The note can only be extended up to 90 days from its mature date.

3. <u>Payment</u>. All payments (including prepayments) hereunder are to be applied first to the payment of fees due hereunder, then accrued Interest and then the remaining balance shall be applied to the payment of the Purchase Price. The Company may prepay this Note, in whole or in part, without premium or penalty; provided that, it gives Holder written notice of its intent to prepay at least five (5) days in advance, during which time Holder will be permitted to convert this Note in accordance with the below conversion terms. Payments shall be made to Holder at the address listed in Section 10, hereof. The company shall have a five (5) day grace period for all payments due hereunder.

4. <u>Default</u>. The Company's failure to comply with any material term, obligation, covenant, or condition contained in this Note shall be considered an event of default. During an event of default, an increase in Principal Sum will increase by 20% of outstanding owed balance each subsequent 30 days.

5. <u>Commitment Shares</u>. Upon Holder fully funding the Purchase Price of this Note, the Company will issue Holder five hundred thousand (500,000) Shares of restricted common stock in the name of "Hart Partners LLC". The transfer and sale of such stock shall be subject to the limitations set forth in Section (e) hereof.

6. <u>No Waiver</u>. No waiver of any provision under the Note shall be implied from any failure of Holder to take, or any delay by Holder in taking, action with respect to any such provision or from any previous waiver of any similar or unrelated provision. A waiver of any term of the Note must be made in writing and shall be limited to the written terms of such waiver.

7. **Governing Law; Venue.** The Note shall be governed by and construed in accordance with the laws of the State of New York, without resort to any conflict of laws principles, and the courts of the State of New York shall have sole and exclusive jurisdiction over any matter brought under, or by reason of, the Note.

8. **Amendments in Writing.** The Note may not be changed, modified or amended expect in writing signed by the parties.

9. **Notice**. Any notice or communication required or permitted hereunder shall be made in writing and given by facsimile, certified mail, hand delivery or overnight mail to the address provided below, unless an alternative address is provided in writing. Each party may change the address or addressee to receive notice from time to time by giving notice in the foregoing manner. The person entitled to notice may waive any notice required under this Agreement in writing. Simultaneous email verification of any notice issued under this Section is requested, but not required. Notices may be given on behalf of a party by its attorney:

If to the Company:

Blue Star Foods Corp.
Attn: John Keeler
3000 NW 109th Avenue
Miami, FL 33172

If to the Holder:

Hart Associates LLC
Attn: Jeffrey Hart
663 Knightsbridge
Boca Raton, FL 33484

10. **Construction**. Every covenant, term, and provision of this Note shall be construed simply according to its fair meaning and not strictly for or against the Company or Holder. Headings and numbers have been set forth for convenience only. Unless the contrary is compelled by the context, the language set forth in each section applies equally to the entire Note.

11. **Severability.** Any provision of this Note which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

12. **Successors and Assigns; Transfer.** This Note is binding upon the successors and assigns of the Company and will inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may not assign, participate, pledge, grant a security interest in, or otherwise transfer all or any portion of its rights and obligations under this Note without the prior written consent of the Company, which will not be unreasonably withheld.

13. **Entire Agreement**. This Note and its attachments represent the final, entire agreement between the parties regarding the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

14. **Holder Representations**. By accepting this Note, Holder represents and warrants that it is acquiring this Notes and the Shares into which it converts for its own account and not with a view towards distribution. Holder has had the opportunity to ask questions of and receive answers from the Company regarding this Note, the Shares and the Company's business. Holder is an accredited investor, as such term is defined in Rule 501 under the Act.

15. **Conformity with Law.** It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the Principal Amount of this Note.

IN WITNESS WHEREOF, Company has caused this Note to be Made and executed as of April 11, 2024

Blue Star Foods Corp.

DocuSigned by:

3464034C5A3D4F8...

John Keeler, CEO